Exhibit 3.6

Certificate of Incorporation

of

Scientific Games Products, Inc.

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:23 PM 07/17/2007
FILED 05:14 PM 07/17/2007
SRV 070823370 - 4390612 FILE

CERTIFICATE OF INCORPORATION

OF

SCIENTIFIC GAMES PRODUCTS, INC.

ARTICLE I.

The name of the corporation is Scientific Games Products, Inc.

ARTICLE II.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III.

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV.

The total number of shares of stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such share is One Cent ($0.01) amounting in the aggregate to Ten Dollars ($10.00).

ARTICLE V.

The name and mailing address of the Incorporator are Lori H. Jones, Troutman Sanders LLP, 600 Peachtree Street, N.E., Suite 5200, Atlanta, Georgia 30308-2216.

ARTICLE VI.

To the fullest extent that the Delaware General Corporation Law, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or other duty as a director. No amendment to or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

I, THE UNDERSIGNED, being the Incorporator herein before named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 17th day of July, 2007.

/s/ Lori H. Jones
Lori H. Jones, Incorporator